2004 BOOK VALUE AWARD AGREEMENT

      THIS AGREEMENT (the "Agreement") is entered into as of the 21st day of May, 2004, by and between The Commerce Group, Inc., a Massachusetts corporation with its principal place of business in Webster, Massachusetts (the "Company"), and [Name] (the "Officer").

Witnesseth:

      WHEREAS, the Board of Directors of the Company has adopted and the stockholders of the Company have approved the Amended and Restated Incentive Compensation Plan on May 17, 2002 (as amended and/or restated, the "Plan"), which authorizes the Compensation Committee of the Board of Directors (the "Committee") to grant various Awards, including Book Value Awards, to officers of the Company and its subsidiaries;

WHEREAS, the Committee has approved the grant of Book Value Awards to the Officer, subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, it is agreed as follows:

1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meaning given to them in the Plan.

            1.1   "Book Value" as used herein shall be the book value of a share of the Company's Common Stock as determined in accordance with generally accepted accounting principles consistently applied in the preparation of the Company's published consolidated financial statements.

            1.2   "Adjusted Book Value" or "ABV" as used herein shall be the the Book Value per share of Common Stock as of December 31, 2006 or as of the earlier date referred to in Sections 3 or 5 hereof (the "BVA Measurement Date"), plus (a) the amount of all cash dividends which the Officer would have been entitled to receive had the Officer owned shares of Common Stock equal to the number of Book Value Awards granted hereunder and held such shares throughout the period beginning January 1, 2004 and ending on the BVA Measurement Date (the "BVA Measurement Period") and (b) the fair market value per share of Common Stock, as of the date of distribution, of all distributions of property made by the Company to holders of Common Stock (other than shares of Common Stock issued by way of a stock split, stock dividend, combination of shares, recapitalization (excluding treasury stock transactions) or the like) that the Officer would have been entitled to receive had the Officer owned shares of Common Stock equal to the number of Book Value Awards granted hereunder and held such shares throughout

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the BVA Measurement Period, and (c) the impact of treasury stock transactions, calculated as a pro rata share of the excess, if any, paid by the Company in connection with treasury stock transactions over the Book Value of the Company as of December 31, 2003, and (d) excluding changes in unrealized gains or losses in the market value of preferred stocks or bonds during the BVA Measurement Period. For purposes of the foregoing calculation of ABV, any such adjustments in Section 1.2 shall be calculated on the basis of the quarterly weighted average of basic outstanding shares of Common Stock of the Company during the BVA Measurement Period.

2. Cash-Only Book Value Awards.

            2.1   Grants. The Company hereby grants to the Officer [Awards] Book Value Awards (the "Book Value Awards" or "BVA"), which represent a fixed number of Stock Units for which the Officer shall be entitled to receive only a cash payment upon the Settlement Date, subject to the terms and conditions set forth in this Agreement.

            2.2   Settlement Date. Except as expressly provided in Sections 3.2 and 5 hereof, any cash payment to which the Officer may be entitled hereunder with respect to the Officer's Book Value Awards shall be paid by no later than April 30, 2007 (the "Settlement Date").

            2.3   Cash Settlement. Provided that the Officer has satisfied the conditions set forth in Section 3 hereof, as applicable, no later than the Settlement Date the Company shall pay to the Officer, in cash, an amount per Book Value Award, if any, as calculated in accordance with the following payment table, rounded to the nearest cent:

		The BVA Payment

If the ABV	But is	The Payment		Of the Amount
Exceeds	Not More Than	Per BVA Is	Plus	In Excess Of

$33.89	$34.86	$ .00	60%	$33.89
$34.86	$35.84	$ 0.58	70%	$34.86
$35.84	$36.85	$ 1.27	80%	$35.84
$36.85	$37.87	$ 2.08	90%	$36.85
$37.87	$38.91	$ 3.00	100%	$37.87
$38.91	$39.97	$ 4.04	110%	$38.91
$39.97	$41.05	$ 5.21	120%	$39.97
$41.05	$42.15	$ 6.50	130%	$41.05
$42.15	$43.27	$ 7.93	140%	$42.15
$43.27	$44.41	$ 9.50	150%	$43.27
$44.41	$45.57	$11.21	160%	$44.41
$45.57	$46.75	$13.06	170%	$45.57
$46.75	$47.95	$15.06	180%	$46.75
$47.95	$49.17	$17.22	190%	$47.95
$49.17	--------	$19.54	200%	$49.17

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3. Condition to Cash Settlement.

            3.1   Continuous Employment Requirement. It shall be a condition to any payment to be made hereunder that throughout the period beginning on the date hereof and ending on the Settlement Date the Officer shall have been in the continuous employ of the Company or any of its subsidiaries as an officer. The Officer shall be deemed to have been in the continuous employ of the Company or any of its subsidiaries as an officer through the Settlement Date in the event of (a) death, (b) retirement from the Company at age 65 or older, or (c) an approved leave of absence for sickness and/or disability or for any other purpose approved by the Committee.

            3.2.   Early Retirement. Notwithstanding Section 3.1, if the Officer retires from the Company at age 55 through age 64, after completing at least ten years of service with the Company, then the "BVA Measurement Date" for such Officer shall be the end of the most recent fiscal quarter preceding the effective date of such retirement from the Company, and the Company shall pay to the retiring Officer the amount due, if any, as calculated in accordance with Section 2.3 above, with such payment to be made to the retiring Officer within sixty days of the Officer's retirement effective date.

      4.   Adjustments for Stock Dividends, Stock Splits, Etc. The Committee shall appropriately adjust the amounts set forth in this Agreement, in accordance with the Plan, to the extent necessary to reflect any change in the number of shares of Common Stock issued after the date hereof and prior to the BVA Measurement Date by way of any stock dividend, stock split, combination of shares, recapitalization, stock (including, but not limited to, treasury stock) issuance, or the like, as applicable.

5. Change in Control.

            5.1   Measurement Period and Settlement Date. In the event of a "Change in Control" (as defined in the Plan) of the Company, for all purposes hereunder (a) the "BVA Measurement Date" shall mean the date the Change in Control becomes effective, (b) the "BVA Measurement Period" shall be the period beginning on January 1, 2004 and ending on the BVA Measurement Date as defined in this Section 5.1, and (c) the "Settlement Date" shall mean the date that is one hundred and twenty (120) days after the BVA Measurement Date as defined in this Section 5.1.

            5.2   Book Value in a Change in Control. For purposes of calculating the cash payment due upon the Settlement Date under Section 5.1, the Book Value per share of Common Stock (as used in the determination of ABV) shall be deemed to equal the greater of

(a) the Book Value, as defined in Section 1.1, as reported at the end of the fiscal quarter next following the "BVA Measurement Date" as defined in Section 5.1, or

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            (b)   the "fair market value" (as hereinafter defined) of a share of Common Stock on the BVA Measurement Date as defined in Section 5.1. For purposes of this Section 5, the "fair market value" of the Common Stock shall be determined based on the daily average of high and low sale prices of the Common Stock for the five trading days including and preceding the BVA Measurement Date, as reported by the securities exchange or automated quotation system on which the Common Stock is listed on the BVA Measurement Date.

6. No Rights of a Stockholder. Nothing herein shall entitle the Officer to any voting or other rights of an actual owner of shares of Common Stock.

      7.   No Right to Continued Employment. The Officer shall have no right to continued employment by the Company or any of its subsidiaries by virtue of this Agreement, and nothing contained herein shall be construed to limit the Company's right at any time to terminate the Officer's employment, in accordance with the Company's By-laws, with or without cause, subject only to those obligations the Company may have for unpaid salary and/or expenses, in accordance with provisions of law.

      8.   Non-Transferability. The Awards and any right to receive payment hereunder shall not be transferable; provided, however, that in the event of the Officer's death, the Officer's beneficiary shall be entitled to receive any payment due hereunder.

      9.   Dispute Resolution. In the event of any dispute regarding the calculation of the payment due at the Settlement Date under this Agreement, the matter shall be referred to the Company's independent public accountants, whose determination shall be final and binding.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed in its name and on its behalf, all as of the date first above written.

THE COMMERCE GROUP, INC.
CORPORATE
SEAL	By:

Arthur J. Remillard, Jr.
President and Chief Executive Officer

[Name], the Officer

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